UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 3.02 is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

In a transaction that closed on February 21, 2007, Smart Online, Inc. (the "Company") sold an aggregate of 2,352,941 shares of its common stock to two new investors (the "Investors"). The private placement shares were sold at $2.55 per share pursuant to a Securities Purchase Agreement (the "SPA") between the Company and the Investors. The amount raised in the private placement was $6 million. Under the SPA, the Investors were issued warrants for the purchase of an aggregate of 1,176,471 shares of common stock at an exercise price of $3.00 per share. These warrants contain a provision for cashless exercise and must be exercised by February 21, 2010.

The Company and the Investors also entered into a Registration Rights Agreement (the "Investor RRA") whereby the Company has an obligation to register the shares sold for resale by the Investors by filing a registration statement within thirty (30) days of the closing of the private placement, and to have the registration statement declared effective sixty (60) days after actual filing, or ninety (90) days after actual filing if the Securities and Exchange Commission (the "SEC") reviews the registration statement. If a registration statement is not timely filed or declared effective by the SEC by the date set forth in the Investor RRA, the Company is obligated to pay a cash penalty of 1% of the purchase price on the day after the filing or declaration of effectiveness is due, and 0.5% of the purchase price per every thirty (30) day period thereafter, to be prorated for partial periods, until the Company fulfills these obligations. Under no circumstances can the aggregate penalty for late registration or effectiveness exceed 10% of the aggregate purchase price. Under the terms of the Investor RRA, the Company cannot offer for sale or sell any securities until May 22, 2007, subject to certain limited exceptions, unless, in the opinion of the Company’s counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable securities laws with respect to this placement.

As part of the commission paid to Canaccord Adams, Inc. ("CA"), the Company's placement agent in the transactions described above, CA was issued a warrant to purchase 35,000 shares of the Company's common stock at an exercise price of $2.55 per share. This warrant contains a provision for cashless exercise and must be exercised by February 21, 2012. CA and the Company also entered into a Registration Rights Agreement (the "CA RRA"). Under the CA RRA, the shares issuable upon exercise of the warrant must be included on the same registration statement the Company is obligated to file under the Investor RRA described above, but CA is not entitled to any penalties for late registration or effectiveness.

The securities sold in this transaction were sold in reliance upon the exception afforded by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The sale was made to accredited investors (as such term is defined in Rule 501(a) of Regulation D) that were acquiring shares of the Company for investment purposes only.

Proceeds from this transaction are expected to be used primarily to pay for ongoing operations and current liabilities, to satisfy outstanding debt, to pay fees owed to the Company's placement agent in this placement, and to pay audit and professional fees related to SEC filings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

February 27, 2007	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer